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                                                                     Exhibit 4.6

                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL



                            Stock Option Agreement
                            ----------------------
                                 CONFIDENTIAL


     This Stock Option Agreement (the "Agreement") is made effective as of the 1/st/ day of January, 2000, by and between Syntroleum Corporation, a Delaware corporation (the "Company") and Peter Prentice ("Grantee")


     WHEREAS, Grantee has agreed to provide consulting services as project manager to a subsidiary of the Company which is engaged in a project (the "Project") to design, construct and operate a commercial plant to be located on the Burrup Peninsula in Western Australia to produce various specialty hydrocarbon products from natural gas using the Company's proprietary gas-to-liquids technology; and

     WHEREAS, as on incentive to Grantee to use his best efforts to complete the Project, the Company's Board of Directors has approved the grant to grantee of options to purchase 20,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock") on the terms set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Grantee agree as follows.

     1.  Grant of option and Exercise Price. The Company grants to Grantee the
         ----------------------------------
option (the "Option") to purchase 20,000 shares of Common Stock at an exercise price of 8.13, the fair market value of the Company's common Stock on the date of this Agreement.

     2.  Exercise Period.  The Option may be exercised from time to time with
         ---------------
respect to all or any number of the then unexercised shares on any regular business day of the Company at its then executive offices, beginning on the date of the successful completion by the Project of the performance and function tests (the "Completion Date") in accordance with the provisions of that certain Project Development Agreement between Syntroleum Sweetwater Operations Ltd. ("Syntroleum Sweetwater") and Klockner Industrie-Anlagen GmbH dated November 11, 1999 and any succeeding agreement relating to the engineering, procurement and construction of the Project and continuing until the fifth annual anniversary of the Completion Date. In the event that certain Consulting Agreement between Grantee and Syntroleum Sweetwater dated effective as of January 1, 2000, (the "Consulting Agreement") is (a) terminated by either party to that agreement for any reason at any time prior to a date which is 180 days before the Completion Date, or (b) terminated by Syntroleum Sweetwater for cause at any time after a date which is 180 days before the Completion Date, then, in either event, the Option shall terminate and be of no further force or effect. As used in this
Section 2., "for cause" means (i) Grantee's material breach of his obligations, duties and responsibilities under any term or provision of the Consulting

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                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL


Agreement, which breach remains uncured for a period of five days after written notice by Syntroleum Sweetwater to Grantee; (ii) Grantee's failure to adhere to the reasonable standards of performance under the Consulting Agreement as prescribed by Syntroleum Sweetwater; (iii) Grantee's gross negligence or willfull misconduct in the performance of his duties under the Consulting Agreement; (iv) Grantee's dishonesty, fraud, misappropriation or embezzlement in the course of, related to, or connected with the business of Syntroleum Sweetwater; or (v) Grantee's conviction of a felony.

  3.    Exercise.
        --------

  3.01  Person Eligible to Exercise.  During the lifetime of Grantee, only the
        ---------------------------
Grantee may exercise the Option (or any portion thereof). After the death of Grantee, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by Grantee's personal representative or by any person empowered to do so under Grantee's will or under the then applicable laws of descent and distribution.

  3.02  Partial Exercise.  At any time and from time to time during the period
        ----------------
in which the Option is exercisable under this Agreement and prior to the time when the Option or exercisable portion thereof becomes unexercisable under this Agreement, the Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and any partial exercise of the Option shall be with respect to not less than 100 shares (or such lesser remaining number of shares subject to the Option).

  3.03  Manner of Exercise.  At any time and from time to time during the period
        ------------------
in which the Option is exercisable under this Agreement, the Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company of all of the following prior to the time when the Option or such portion becomes unexercisable under this Agreement:

        (a) notice in writing signed by Grantee or other person then entitled to exercise the Option or portion, stating that the Option or portion is exercised, such notice complying with all applicable rules established by the Chief Financial Officer of the Company;

        (b) full payment (in cash or by check) for the shares with respect to which the Option or portion is thereby exercised,

        (c) the payment to the Company of all amounts, if any, which it is required to withhold under federal, state or local law in connection with the exercise of the Option;

        (d) such representations and documents as the Chief Financial Officer of the Company deems necessary or advisable to effect compliance with all applicable

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                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL


     provisions of federal or state securities laws or regulations. The Chief Financial Officer of the Company may also take whatever additional actions he deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

        (e) in the event that the Option or portion thereof shall be exercised pursuant to Section 3.01 by any person or persons other than Grantee,
                 ------------
     appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

     3.04  Conditions to Issuance of Stock Certificates.  The shares of Common
           --------------------------------------------
Stock issuable and deliverable to Grantee upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares of Common Stock which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common stock purchased upon the exercise of any Option nor portion thereof prior to fulfillment of all of the following conditions:

           (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

           (b) the completion of any registration or other qualification of such shares under any state or federal law or under the filings or regulations of the Securities and Exchange Commission or any other federal or state governmental regulatory body, which the Chief Financial Officer of the Company shall determine to be necessary or advisable;

           (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Chief Financial Officer of the Company shall determine to be necessary or advisable;

           (d) the payment to the Company (or other employer corporation) of all taxes and other amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option; and

           (e) the lapse of such reasonable period of time following the exercise of the Option as the Chief Financial Officer of the Company may establish from time to time for reasons of administrative convenience.

     3.05  Issuance of Shares.  As soon as practicable after receipt of an
           ------------------
effective written notice of exercise and full payment of the exercise price as provided in this Section 3 above, the Secretary of the Company shall cause
                 ---------
ownership of the appropriate number of shares of Common Stock to be issued to the person or persons exercising the Option by having a certificate or certificates for such number of shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person. Each

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                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL


such certificate shall bear a legend describing the restrictions imposed by applicable state and federal securities laws, as described in Section 5.03, to
                                                              ------------
the extent applicable.

  3.06  Rights as a Shareholder.  Grantee shall not be, nor have any of the
        -----------------------
rights or privileges of a shareholder of the Company in respect to any shares of Common Stock purchasable upon the exercise of any part of the Option unless and until certificates representing such shares of Common Stock have been issued by the Company to Grantee.

  4.    Miscellaneous.
        -------------


  4.01  Assignment.  Neither the Option nor any interest or right therein or
        ----------
part thereof nor any rights under this Agreement shall be liable for the debts, contracts or engagements of Grantee or his successors in interest or shall be assigned or otherwise subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted assignment or disposition thereof shall be null and void and of no effect; provided, however, that nothing in this
Section 4.01 shall prevent transfers by will or by the applicable laws of
------------
descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and permitted assigns of Grantee.

  4.02  Federal and State Securities Laws.  This Option may not be exercised
        ---------------------------------
if the issuance of shares of the Company's Common Stock upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. Grantee, as a condition to his exercise of this Option, shall represent to the Company that the shares of the Company's Common Stock to be acquired by exercise of this Option are being acquired for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act or any other applicable law, regulation, or rule of any governmental agency.

  4.03  Confidentiality.  Grantee agrees not to disclose to any person, directly
        ---------------
or indirectly, the terms of this Agreement or any other matters relating to the Option or the shares, including the number of shares subject to the Option or purchased hereunder, without the prior consent of the Company.

  4.04  Sole Party in Interest.  Grantee is the sole party in interest with
        ----------------------
respect to the grant of the Option and issuance of the underlying shares of Common Stock and has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of this investment.

  4.05  Speculative Investment.  Grantee recognizes the speculative nature and
        ----------------------
the high risk of loss associated with the grant of the Option and issuance of the underlying shares of Common Stock of Common Stock and affirms that the transaction is suitable and

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                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL


consistent with Grantee's investment program and financial situation, which enables Grantee to bear the high risk of this investment.

  4.06  Reorganization; Recapitalization.  The existence of the Option granted
        --------------------------------
in this Agreement shall not affect in any way the right or the power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or preceding, whether of a similar character or otherwise.

  4.07  Notice.  Every notice or other communication relating to this Agreement
        ------
shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, however, that unless and until some other address be so designated, all notices or communications by Grantee to the Company shall be mailed or delivered to the Company at the offices of its Secretary at Suite 1100, 1350 S. Boulder, Tulsa, Oklahoma 74119, and all notice or communications by the Company to Grantee may be given to Grantee personally or may be mailed to him.

  4.08  Governing Law.  The validity and effect of this Agreement and the rights
        -------------
and obligations of the parties, and all other persons affected by this Agreement shall be construed and determined in accordance with the laws of the State of Delaware.

  IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Grantee have signed this Agreement as of the date first above written.

                                    COMPANY:

                                    SYNTROLEUM CORPORATION


                               By:  /s/ KENNETH L. AGEE
                                    _______________________________
                                    Kenneth L. Agee, Chairman & CEO

                                    Syntroleum Corporation.
                                    Suite 1100
                                    1350 S. Boulder
                                    Tulsa, Oklahoma  74119

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                      Syntroleum - Stock Option Agreement
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                                 CONFIDENTIAL


                               GRANTEE:


                               By:  /s/ PETER PRENTICE
                                    ______________________________
                                    Peter Prentice

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